FIT N-SAR 04.30.16

Sub-Item 77 Q1(e):  Copies of any new or amended Registrant investment advisory contracts

Investment Advisory Agreement dated July 10, 2015, between the Registrant and ALPS Advisors, Inc., on behalf of the ALPS/Metis Global Micro Cap Fund, is hereby incorporated by reference to Exhibit (d)(45) to Post-Effective Amendment No. 150 to the Registrant’s Registration Statement on Form N-1A filed on July 10, 2015, accession number: 0001398344-15-004432.

The Interim Sub-Advisory Agreement dated November 12, 2015 among the Registrant, Westport Resources Management, Inc. and Amundi Smith Breeden LLC, on behalf of the ALPS/Westport Resources Hedged High Income Fund, is attached hereto.

The Sub-Advisory Agreement dated February 25, 2016 among the Registrant, Westport Resources Management, Inc. and Amundi Smith Breeden LLC, on behalf of the ALPS/Westport Resources Hedged High Income Fund, is attached hereto.